EXHIBIT 12--STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         Fiscal Year Ended              Nine Months Ended
                            ------------------------------------------ -------------------
                              October 1,  September 30,  September 28,  June 29,   July 5,
                                 1994         1995           1996         1996      1997
                            ------------------------------------------ -------------------
Income before income
  taxes and extraordinary
  item                         $17,844      $12,542        $14,254      $ 7,883   $13,134

Interest and amortization
  of debt cost                   4,978        6,169          6,164        4,590     4,465

Interest portion of
  rental expense                   643          696          1,017          722       966
                            ------------------------------------------ -------------------
Earnings                        23,465       19,407         21,435       13,195    18,565
                            ========================================== ===================

Interest and amortization
  of debt cost                   4,978        6,169          6,164        4,590     4,465

Interest portion of
  rental expense                   643          696          1,017          722       966
                            ========================================== ===================

Fixed Charges                    5,621        6,865          7,181        5,312     5,431
                            ========================================== ===================

Ratio of Earnings to
  Fixed Charges                   4.2x         2.8x           3.0x         2.5x      3.4x
                            ========================================== ===================